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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------

                                 SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*

                        H.E.R.C. PRODUCTS INCORPORATED
                               (Name of Issuer)

                         Common Stock, $.01 par value
                        (Title of Class of Securities)

                                 404165 10 2
                                (CUSIP Number)

                               Murray Huberfeld
                152 West 57th Street, New York, New York 10019
                                 212-581-0500
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                                April 3, 1996
           (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement of Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-I(b)(3) or (4), check the following box [ ]

         Check the following box if a fee is being paid with the statement. [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

         NOTE: Six copies of this statement, including all exhibits should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                        (Continued on following pages)

                              (Page 1 of Pages)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  Schedule 13D

CUSIP No.  404165 10 2     13D      Page ___ of ____ Pages
          -------------


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Laura Huberfeld

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                              (b) [x]

3.       SEC USE ONLY


4.       SOURCE OF FUNDS*


5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(E)                                [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
                                    U.S.A.

                           7.       SOLE VOTING POWER


                           8.       SHARED VOTING POWER


                           9.       SOLE DISPOSITIVE POWER


                           10.      SHARED DISPOSITIVE POWER


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    Under 5%

14.      TYPE OF REPORTING PERSON*
                                    IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  Schedule 13D

CUSIP No.  404165 10 2     13D      Page ___ of ____ Pages
          -------------


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Naomi Bodner

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                              (b) [x]

3.       SEC USE ONLY


4.       SOURCE OF FUNDS*


5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(E)                                [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
                                    U.S.A.

                           7.       SOLE VOTING POWER


                           8.       SHARED VOTING POWER


                           9.       SOLE DISPOSITIVE POWER


                           10.      SHARED DISPOSITIVE POWER


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    Under 5%

14.      TYPE OF REPORTING PERSON*
                                    IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  Schedule 13D

CUSIP No.  404165 10 2     13D      Page ___ of ____ Pages
          -------------


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Laura Huberfeld/Naomi Bodner Partnership

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                              (b) [x]

3.       SEC USE ONLY


4.       SOURCE OF FUNDS*


5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(E)                                [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
                                    New York

                           7.       SOLE VOTING POWER


                           8.       SHARED VOTING POWER


                           9.       SOLE DISPOSITIVE POWER


                           10.      SHARED DISPOSITIVE POWER


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    Under 5%

14.      TYPE OF REPORTING PERSON*
                                    PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  Schedule 13D

CUSIP No.  404165 10 2     13D      Page ___ of ____ Pages
          -------------


1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Huberfeld-Bodner Family Foundation, Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                              (b) [x]

3.       SEC USE ONLY


4.       SOURCE OF FUNDS*
         N/A

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(E)                                [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION
                                    New York

                           7.       SOLE VOTING POWER


                           8.       SHARED VOTING POWER


                           9.       SOLE DISPOSITIVE POWER


                           10.      SHARED DISPOSITIVE POWER


11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                                  [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                    Under 5%

14.      TYPE OF REPORTING PERSON*
                                    CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                            Page _ of _ Pages

Item 1.  Security and Issuer

         This statement relates to Common Stock, par value $.01 per share (the "Common Stock"), of H.E.R.C. Products Incorporated (the "Company"). The address of the principal executive office of the Company is 3622 North 34th Avenue, Phoenix, Arizona 85017.

Item 2.  Identity and Background

         (a) This statement is filed on behalf of Laura Huberfeld, Naomi Bodner, the Laura Huberfeld/Naomi Bodner Partnership of which Laura Huberfeld and Naomi Bodner are the sole general partners, and the Huberfeld-Bodner Family Foundation, Inc. of which Laura Huberfeld and Naomi Bodner are officers (collectively the "Reporting Persons"). This is Amendment No. 2 to an earlier filed Schedule 13D.

Item 5.  Interest in Securities of the Issuer.

         (e) On or around April 3, 1996 the Reporting Persons ceased to be the beneficial owners of more than 5% of the Company's Common Stock.



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                                                            Page _ of _ Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: June 24, 1996


                                  LAURA HUBERFELD/NAOMI BODNER
                                  PARTNERSHIP

                                  By: /s/ Laura Huberfeld
                                  Title: General Partner


                                  /s/
                                          Laura Huberfeld


                                  /s/
                                            Naomi Bodner


                                  HUBERFELD-BODNER FAMILY
                                  FOUNDATION, INC.

                                  By:  /s/ Murray Huberfeld
                                           President